UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934



                             NESS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64104X108
                                    ---------
                                 (CUSIP Number)


                                November 21, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  2  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Equity Partners, L.P. - (IRS Identification No.
                                                    13-3986317)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  3  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures International, L.P.
           (IRS Identification No. 13-3944328)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  4  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.
           (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  5  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co. (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  6  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus LLC (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------         ------------------------------
CUSIP No. 64104X108                        13G    Page  7  of   12  Pages
-----------------------------------------         ------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Partners LLC (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             6,432,650
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            6,432,650
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,432,650
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)          Name of Issuer:
                   --------------

                   Ness Technologies, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   Ness Tower
                   Atidim High-Tech Industrial Park
                   Building 4
                   Tel Aviv 61580, Israel

Items 2(a)
and 2(b)           Name of Person Filing; Address of Principal Business Office:
                   ------------------------------------------------------------

This statement is filed by and on behalf of (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated limited partnerships ("WPEP"); (b) Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"); (c) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (d) Warburg Pincus & Co., a New York general partnership ("WP"); (e) Warburg Pincus LLC, a New York limited liability company ("WP LLC"); and (f) Warburg Pincus Partners LLC ("WP Partners"), a New York limited liability company. WP Partners is the general partner of each of WPEP, WPVI and WPV. WP LLC manages each of WPEP, WPVI and WPV. WP is the managing member of WP Partners. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

WPEP, WPVI, WPV, WP, WP LLC and WP Partners have shared dispositive and voting power with respect to 6,432,650 shares of Common Stock (as defined below).


Item 2(c)          Citizenship:
                   ------------

                   WPEP is a Delaware limited partnership.

                   WPVI is a Bermuda limited partnership.

                   WPV is a Delaware limited partnership.

                   WP is a New York general partnership.

                   WP LLC is a New York limited liability company.

                   WP Partners is a New York limited liability company.


Item 2(d)          Title of Class of Securities:
                   -----------------------------

                   Common Stock, par value $0.01 per share ("Common Stock")

                               Page 8 of 12 Pages

Item 2(e)          CUSIP Number:
                   -------------

                   64104X108

Item 3 If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing as a:
                   -------------------------------------------------------------

                   (a)[ ] Broker or dealer registered under section 15 of the
                              Act (15 U.S.C. 78o).
                   (b)[ ] Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c).
                   (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                   (d)[ ] Investment company registered under section 8 of the
                              Investment Company Act of 1940 (15 U.S.C. 80a-8).
                   (e)[ ] An investment adviser in accordance with
                              ss. 240.13d-1(b)(1)(ii)(E).
                   (f)[ ] An employee benefit plan or endowment fund in
                              accordance with ss. 240.13d-1(b)(1)(ii)(F).
                   (g)[ ] A parent holding company or control person in
                              accordance with ss. 240.13d-1(b)(1)(ii)(G).
                   (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
                              (12 U.S.C. 1813).
                   (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                              (15 U.S.C. 80a-3).
                   (j)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                   Not applicable.

Item 4.            Ownership:
                   ---------

                   Warburg, Pincus Equity Partners, L.P.
                   -------------------------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                               Page 9 of 12 Pages

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650


                   Warburg, Pincus Ventures International, L.P.
                   --------------------------------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650


                   Warburg, Pincus Ventures, L.P.
                   ------------------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650


                   Warburg, Pincus & Co.
                   ---------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%


                              Page 10 of 12 Ppages

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650

                   Warburg, Pincus LLC
                   --------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650

                   Warburg, Pincus Partners LLC
                   ----------------------------

                   (a)    Amount beneficially owned: 6,432,650
                          shares of Common Stock

                   (b)    Percent of Class: 18.5%

                   (c)    (i) Sole power to vote or direct the
                          vote: -0-

                          (ii) Shared power to vote or direct
                          the vote: 6,432,650

                          (iii) Sole power to dispose of or direct the disposition of: -0-

                          (iv) Shared power to dispose of or
                          direct the disposition of: 6,432,650

                              Page 11 of 12 Pages

Item 5             Ownership of Five Percent or Less of a Class:
                   ---------------------------------------------

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6             Ownership of More than Five Percent on Behalf of Another
                   --------------------------------------------------------
                   Person:
                   -------

                   Not Applicable

Item 7             Identification and Classification of the
                   ---------------------------------------
                   Subsidiary Which Acquired the Security Being
                   -------------------------------------------
                   Reported on By the Parent Holding Company:
                   ----------------------------------------

                   Not Applicable

Item 8             Identification and Classification of Members of the Group:
                   ---------------------------------------------------------

                   WPEP, WPVI, WPV, WP, WP LLC and WP Partners are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among WPEP, WPVI, WPV, WP, WP LLC and WP Partners is attached hereto as Exhibit A. Each of WPEP, WPVI, WPV, WP, WP LLC and WP Partners disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9             Notice of Dissolution of Group:
                   ------------------------------

                   Not Applicable

Item 10            Certification:
                   --------------

                   Not Applicable


                              Page 12 of 12 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 22, 2005

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:  Warburg Pincus Partners LLC, as General Partner

     By:  Warburg Pincus & Co., its Managing Member

          By:  /s/ Scott A. Arenare
               -----------------------------------------
                  Name:  Scott A. Arenare
                  Title:  Partner


WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By:  Warburg Pincus Partners LLC, as General Partner

     By:  Warburg Pincus & Co., its Managing Member

          By:  /s/ Scott A. Arenare
               -----------------------------------------
                  Name:   Scott A. Arenare
                  Title:  Partner


WARBURG, PINCUS VENTURES, L.P.

By:      Warburg Pincus Partners LLC, as General Partner

         By:  Warburg Pincus Partners LLC, as General Partner

          By:  /s/ Scott A. Arenare
               -----------------------------------------
                  Name:   Scott A. Arenare
                  Title:  Partner


WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
   -----------------------------------------
Name:   Scott A. Arenare
Title:  Partner

WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
   -----------------------------------------
Name:   Scott A. Arenare
Title:  Managing Director


WARBURG PINCUS PARTNERS LLC

By:  Warburg Pincus & Co., its Managing Member

     By: /s/ Scott A. Arenare
         -----------------------------------------
         Name:  Scott A. Arenare
         Title: Partner

                                  Exhibit Index
                                  -------------

Exhibit A: Amended and Restated Agreement of Filing of Schedule 13G, dated as of November 22, 2005, by and among WPEP, WPVI, WPV, WP, WP LLC and WP Partners.